Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aceto Corporation
4 Tri Harbor Court
Port Washington, NY 11050

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement (Form S-8) pertaining to the 2010 Equity Participation Plan of Aceto Corporation, of our reports dated September 10, 2010, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Aceto Corporation’s internal control over financial reporting, of Aceto Corporation and subsidiaries included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Melville, New York

June 10, 2011